Exhibit 2.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 20, 2012, by and among AEG Live LLC, a Delaware limited liability company (“AEG”), AEG Exhibitions LLC, a Delaware limited liability company (“AEG Exhibitions”), and Arts and Exhibitions International, LLC, an Ohio limited liability company (“AEI”), each of which is a wholly owned subsidiary of AEG (the “AEG Subsidiaries”), Premier Exhibition Management LLC, a Florida limited liability company (“PEM”), and PEM Newco LLC, a Florida limited liability company and wholly owned subsidiary of PEM (“Newco”).

WHEREAS, AEI is an exhibition touring business that owns or controls, through licenses granted to the AEG Subsidiaries, the assets and exclusive rights to produce, present and promote specific touring exhibitions comprised of the artifacts, antiquities and exhibitry property for the four (4) exhibitions (the “Exhibitions”) commonly referred to as “King Tut II,” “Cleopatra,” “America I Am” and “Real Pirates” (the “Business”);

WHEREAS, PEM has certain expertise, assets and infrastructure with respect to touring museum quality exhibitions; and

WHEREAS, PEM and Newco are interested in having Newco acquire from the AEG Subsidiaries and the AEG Subsidiaries are interested in selling to Newco, the assets and rights of the AEG Subsidiaries, including all of the rights necessary to present and exploit the Exhibitions.

NOW THEREFORE, the parties hereby agree as follows:

1. Sold Assets; Excluded Assets.

1.1 Sold Assets. On the Closing Date, AEG shall cause the AEG Subsidiaries to sell, assign and transfer to Newco all rights, titles, and interests in and to all of the assets and ongoing business of the AEG Subsidiaries (the “Sold Assets”), including without limitation the following assets and rights, free and clear of any and all liens, claims, charges, and encumbrances of any kind (“Encumbrances”):

(a) all right, title and interest in and to the Exhibitions as licensed by the AEG Subsidiaries pursuant to the Rights Agreements (defined below) and all related exhibition touring rights and other rights in the Exhibitions;

(b) all tangible exhibitry, equipment, display cases, didactic panels, signage, labeling, walls and sets, and other materials and fixed assets owned by the AEG Subsidiaries and acquired for the Exhibitions, including without limitation those items set forth on Exhibit A (collectively, the “Fixed Assets”);

(c) cash in an amount equal to the (i) ticket revenues collected by the AEG Subsidiaries in advance of the date for which the ticket is valid for customer tickets sold for the Contributed Bookings for dates occurring after the Closing Date, (ii) unearned sponsorship revenues of the Business attributable to Contributed Bookings, with the exception of the Wal-Mart sponsorship fees related to “America I Am,” which shall be paid by the AEG Subsidiaries to Newco after the Closing Date if and when they are earned by the Business (and/or otherwise not refunded to Wal-mart) and which shall be timely repaid by the AEG Subsidiaries to Wal-mart to the extent they are not so earned by the Business (and Wal-mart demands and/or negotiates a refund), and (iii) amounts reserved by the AEG Subsidiaries for costs to return artifacts to the Rights Holders under the Rights Agreements.

(d) all right, title and interest in and to all of the license agreements of the AEG Subsidiaries relating to artifacts, antiquities, specimens and other exhibitry and intellectual property of the Exhibitions (collectively, the “Rights Agreements”), which are set forth on Exhibit B hereto, including without limitation any pre-paid license fees, advances, royalties, guarantees or other amounts paid to the rights holders under such agreements (“Rights Holders”);

(e) all license and booking agreements with museums, other venues, promoters and other third parties for any presentations or engagements of the Exhibitions booked by the AEG Subsidiaries prior to the date of and in operation as of the Closing Date or to be presented after the Closing Date, which are set forth on Exhibit C hereto (the “Contributed Bookings”), and any pre-paid license fees to the AEG Subsidiaries under any such agreements (the “Contributed Bookings Agreements”);

(f) all rights to bookings for the Exhibitions that are pending as of the Closing Date but expected to be signed after the date of this Agreement (“Pending Bookings”), which are set forth on Exhibit D;

(g) all sponsorship agreements (“Sponsorship Agreements”) set forth in Exhibit E, hereto;

(h) the office and warehouse leases set forth on Exhibit F (the “Leases”);

(i) the employment agreement with Mr. John Norman(“Mr. Norman”), dated October 30, 2006 (the “Norman Employment Agreement”) (which the parties acknowledge expired as of December 31, 2011 but which is included in this Section 1.1 with the view towards providing Newco with the benefit of the continuing provisions contained in such agreement);

(j) the Purchase Agreement, dated October 20, 2006, by and among Magic Arts & Entertainment – Florida, Inc., John Norman, Trustee of The John Norman Trust u/a/d November 1, 2005, John Norman, Lee D. Marshall, Joseph B. Marsh and AEG Exhibitions (the “Norman Purchase Agreement”);

(k) all exhibition designs, content, artwork, graphics, illustrations, scripts, didactic panels, concepts, ideas, copyrights, logos, trademarks, domain names, marketing and PR materials and other intellectual property created by, developed by, for or on behalf of and/or owned by the AEG Subsidiaries for or in connection with the Exhibitions (which the parties acknowledge are subject to certain of the Transferred Contracts (defined below)), computer software licenses (to the extent assignable), the names of the Exhibitions (which the parties acknowledge are subject to the Rights Agreements), the names, logos and trademarks for “AEI” and “Arts and Exhibitions International” and any related copyrighted materials, including without limitation those items set forth on Exhibit G, and all goodwill related to any of the foregoing (collectively, the “Exhibition IP”);

(l) all business plans, market research, financial projections and any and all other related information and materials prepared and owned by the AEG Subsidiaries in connection with the post-Closing Date presentation of the Exhibitions;

(m) all assets owned by the AEG Subsidiaries related to the design and development plans for proposed future exhibition and other entertainment projects set forth on Exhibit H (collectively, the “Future Projects”), including without limitation all agreements with third parties related thereto (“Future Project Agreements”) any and all exhibition designs, content, concepts, materials and other intellectual property created by, developed by or owned by the AEG Subsidiaries in connection with such projects (the “Future Projects IP”), and all rights owned by the AEG Subsidiaries to develop and exploit such Future Projects and Future Projects IP;

(n) all permits and approvals issued to the AEG Subsidiaries by any federal, state or local governmental entity or other jurisdiction or instrumentality and relating to the ongoing operation of the Business or necessary for the ongoing operation of the Business, to the extent assignable;

(o) all claims, choses in action and other general intangibles to the extent they relate to the Business;

(p) all prepaid expenses and other prepayments relating to the Business that have been paid by the AEG Subsidiaries, but only to the extent not included in Section 1.2(i);

(q) all goodwill related to the Business, including the exclusive right for Newco to represent itself as the successor to AEI and the Business; and

(r) to the extent not covered by any of paragraphs (a) through (q) above, all of the other tangible and intangible property and rights, including agreements listed as Transferred Contracts on Schedule 5.11(a), that are owned by the AEG Subsidiaries and are used by the AEG Subsidiaries in connection with the ongoing operation of the Exhibitions.

1.2 Excluded Assets. Notwithstanding the foregoing, the following assets of the AEG Subsidiaries (the “Excluded Assets”) will not be included in the Sold Assets:

(a)	Intellectual property rights that are not Future Projects IP or Exhibition IP, which will be retained by AEG and the AEG Subsidiaries;

(b)	The equipment, computers, office furniture, fixtures, and supplies identified on the attached Exhibit I, which will be retained by AEG and the AEG Subsidiaries;

(c)	Except as provided for in Section 1.1, all cash, cash equivalents, accounts, accounts receivable and notes receivable, including any receivable related to Taxes, which will be retained by AEG and the AEG Subsidiaries;

(d)	Any computer software to the extent not assignable, which will be retained by AEG and the AEG Subsidiaries;

(e)	All personnel records and other records that the AEG Subsidiaries are required by law to retain in their possession, which will be retained by AEG and the AEG Subsidiaries;

(f)	All rights in connection with and assets of any employee benefit plans or programs maintained for employees of the AEG Subsidiaries, which will be retained by AEG and the AEG Subsidiaries;

(g)	All partnership or membership interests in any subsidiary of the AEG Subsidiaries, which will be retained by AEG and the AEG Subsidiaries;

(h)	The other specific assets and rights listed on Exhibit J, which will be retained by AEG and the AEG Subsidiaries; and

(i)	Prepaid expenses and other prepayments made by the AEG Subsidiaries in the amount of $2.5 million (and the assets associated with such costs) (the “Contributed Assets”), which will instead be contributed by AEG and the AEG Subsidiaries to PEM for a ten percent (10%) ownership interest in PEM, which capital contribution and membership interest issuance shall be deemed to occur as of immediately prior to the Closing.

2. Assumed and Retained Liabilities.

2.1 Assumed Liabilities. Upon the transfer of the Sold Assets and the consummation of the other transactions contemplated hereby, on the Closing Date neither PEM nor Newco shall assume or become obligated to pay, honor or discharge any of the obligations or liabilities of any of the AEG Subsidiaries, except that Newco shall assume (a) all obligations and liabilities of the AEG Subsidiaries arising out of the Transferred Contracts and the Leases which may accrue after the Closing Date (other than the payment of the Rights Fees, which obligations shall be retained by the AEG Subsidiaries and paid by AEG as provided under Section 7.7) and (b) the obligation to honor prepaid customer tickets for the Contributed Bookings (the “Assumed Liabilities”).

2.2 Retained Liabilities. Except for the Assumed Liabilities, the AEG Subsidiaries shall remain responsible for any and all liabilities and obligations of the AEG Subsidiaries and the Business incurred prior to or existing as of the Closing Date, including without limitation with respect to the Rights Fees and all litigation and claims, taxes, indebtedness, violations of Applicable Law, breaches of agreements, and all other costs, expenses, liabilities and obligations to third parties of any kind incurred prior to or existing as of the Closing Date (the “Retained Liabilities”).

3. Purchase Consideration. In consideration for the transfer of the Sold Assets, subject to the consummation of the Closing, Newco shall issue the following (the “Purchase Consideration”) to AEG on the Closing Date:

(a) Promissory Note. A non-recourse and non-interest bearing promissory note, in the form of Exhibit K hereto (the “Note”) and in the initial principal amount equal to the unamortized book value of the Sold Assets and the Contributed Assets as of March 31, 2012 (the “Asset Book Value”), as prepared by the AEG Subsidiaries and reasonably acceptable to Newco.

The AEG Subsidiaries shall provide to Newco a calculation of the Asset Book Value as soon as reasonably practicable after the date of this Agreement and prior to the Closing Date, along with reasonable documentary support for such calculation. The AEG Subsidiaries estimate that the Asset Book Value will be approximately $15.2 million, and the parties acknowledge that Newco may determine under Section 8.9 that any material deviation therefrom is not reasonably acceptable to it.

4. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time and place as shall be agreed upon by the parties but shall not occur later than the fifth business day after satisfaction (or waiver as provided herein) of the conditions set forth in Sections 8 and 9 (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

5. Representations and Warranties by the AEG Subsidiaries. The AEG Subsidiaries and AEG, as to AEG to the extent of the knowledge of AEG as such is defined in Section 5.10 (a) (except for Section 5.1, 5.2, and 5.3 which AEG represents and warrants with no qualification), hereby jointly and severally represent and warrant to PEM and Newco, as of the date of this Agreement and the Closing Date, as follows:

5.1 Organization and Power. Each of AEG and the AEG Subsidiaries is an entity duly organized and validly existing in good standing under the laws of its state of formation and has full corporate or limited liability company power and authority to carry on its business as heretofore conducted. Each of AEG and the AEG Subsidiaries is qualified to do business in and is in good standing in each state of the United States of America where it is required to be qualified and such other jurisdictions where it is required to be so qualified.

5.2 Authorization. The board of directors or managers of each of AEG and the AEG Subsidiaries has approved the execution, delivery and performance of this Agreement. Each of AEG and the AEG Subsidiaries has full power, authority and legal right to execute and deliver this Agreement and the other instruments of transfer and other documents, certificates and agreements contemplated hereby, including the Note (collectively, the “Other Documents”), and to perform their respective obligations under this Agreement and the Other Documents. Upon the execution and delivery by AEG and the AEG Subsidiaries, this Agreement and the Other Documents will constitute valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and, as to enforcement, to general principles of equity, whether such enforcement is considered in a preceding at law or in equity.

5.3 No Conflicts. None of the execution, delivery and performance of this Agreement by AEG and the AEG Subsidiaries or the consummation by them of the transactions contemplated hereby will, in any material respect, result in a violation of any Applicable Law (defined below) or conflict with any of the articles of formation, by-laws, operating agreement or other governing documents of any such entity. Other than those listed on Schedule 5.4, none of the execution, delivery and performance of this Agreement by AEG and the AEG Subsidiaries or the consummation by them of the transactions contemplated hereby will breach, violate or conflict with any agreement to which any of them is a party, and will not cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or impair the right of any of the AEG Subsidiaries to sell, assign and transfer any of the Sold Assets or impair the right of PEM or Newco after the Closing Date to use the Sold Assets.

5.4 Consents. Except as set forth on Schedule 5.4, no notice, consent, approval or authorization of, or registration, qualification or filing with, any third party or governmental agency or authority is required for the execution and delivery of this Agreement by any of the AEG Subsidiaries or for the consummation by the AEG Subsidiaries of the transactions contemplated hereby, including without limitation under any of the Transferred Contracts.

5.5 Financial Statements. The balance sheets of the AEG Subsidiaries as of December 31, 2011 and February 29, 2012 (the “Balance Sheet Date”) and the related statements of income for the twelve-month period ended December 31, 2011 and the two-month period ended February 29, 2012 (collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 5.5(a), have been prepared in accordance with U.S. GAAP applied on a consistent basis and present fairly the financial position of the AEG Subsidiaries as of their respective dates and the results of operations of the AEG Subsidiaries for such periods and fairly set forth the information purported to be shown therein, except as set forth on Schedule 5.5(b). The Financial Statements do not exclude any hidden costs of personnel (e.g., the borrowing of services from AEG, the AEG Subsidiaries or other entities, etc.) related to operating AEI that have not been accounted for. The “AEI cash flow analysis 2012-2014” provided by the AEG Subsidiaries to PEM and Newco was prepared by the AEG Subsidiaries in good faith and, in the opinion of the management of the AEG Subsidiaries, represents a reasonable estimation of the cash flows of the Business for the periods covered thereby.

5.6 No Undisclosed Liabilities. Except for the Retained Liabilities, to the knowledge of the AEG Subsidiaries, none of the AEG Subsidiaries has any material obligations or liabilities other than (a) liabilities fully shown or fully reserved against in the Financial Statements, (b) current liabilities, not unusual in nature or amount, incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, and (c) obligations to be performed under the Transferred Contracts (defined below).

5.7 No Material Adverse Change. Since the Balance Sheet Date, there has not been (a) any material adverse change in the assets, liabilities, financial condition, or operations of the AEG Subsidiaries that would be materially adverse to the Business, taken as a whole, (b) any material damage or destruction, whether or not covered by insurance, affecting the assets or operations of the AEG Subsidiaries, any dispute with any party to any of the Transferred Contracts that could reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, operations or prospects of the AEG Subsidiaries, that would be materially adverse to the Business, taken as a whole (d) any sale, transfer, assignment of or imposition of any Encumbrance on any of the Sold Assets that would be materially adverse to the Business, taken as a whole, or (e) any other event or condition of any character that relates to, and could have a material adverse effect on, the assets, liabilities, financial condition, or operations of the AEG Subsidiaries, that would be materially adverse to the Business, taken as a whole. Notwithstanding the foregoing, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions unassociated with the Business, (2) national or international political or social conditions, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, or (7) changes, effects, conditions or circumstances arising from riots, acts of God, insurrections, strikes, floods, fires, explosions, or other catastrophes beyond the control and without the fault of the AEG Subsidiaries (and which are not primarily limited in their effect to the AEG Subsidiaries’ operations, assets, liabilities, properties or business), (b) any existing event, occurrence, or circumstance with respect to which PEM or Newco has knowledge as of the date hereof, and (c) any adverse change in or effect on the Business that is cured by the AEG Subsidiaries before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to its terms.

5.8 Taxes. Each of the AEG Subsidiaries has filed or will file with the appropriate governmental agencies in all jurisdictions in which it is organized or qualified to do business all tax returns and tax reports, including without limitation those relating to income taxes, franchise taxes, excise taxes, sales and use taxes, payroll taxes and tangible and intangible personal property taxes (“Applicable Taxes”), and each of the AEG Subsidiaries has paid all Applicable Taxes required to have been paid by them. Except as reflected in the Financial Statements, none of the AEG Subsidiaries has any liability, contingent or otherwise, for any Applicable Taxes or any interest or penalties thereon. The AEG Subsidiaries will pay all Applicable Taxes required to be paid by them that are accrued or arise with respect to any period ending on or prior to the Closing Date.

5.9 Title to Assets. The AEG Subsidiaries have good and marketable title, valid leaseholds or a valid license to use all of the personal property included in the Sold Assets, free and clear of any and all Encumbrances, and such property has been properly maintained in a manner consistent with reasonable business practice and are in good condition and repair, reasonable wear and tear excepted. As of the Closing, the AEG Subsidiaries will have transferred to Newco all rights, titles and interests in and to all of the Sold Assets, free and clear of any and all Encumbrances. The artifacts, antiquities, specimens and other exhibitry held by the AEG Subsidiaries under the Rights Agreements have been maintained and are in such condition that they could be returned to the Rights Holders as of the Closing Date without the incurrence of any liability under the Rights Agreements for the condition of such assets.

5.10 Intellectual Property.

(a) The AEG Subsidiaries own or have the right to use pursuant to valid license agreements, and to transfer to Newco such ownership rights and rights to use subject to the terms of the Transferred Contracts, all of the rights to the Exhibition IP and the Future Projects IP. The Exhibition IP and the Future Projects IP are free and clear of any and all Encumbrances. Except as set forth on Schedule 5.10, there are no royalties, honoraria, fees or other payments payable by the AEG Subsidiaries to any third party by reason of the ownership, use, license, sale or disposition of any of the Exhibition IP or the Future Projects IP. None of the AEG Subsidiaries is infringing the right or, to the AEG Subsidiaries knowledge, claimed right of any other party with respect to any intellectual property rights relating to AEI, the Business or the Sold Assets. Subject to compliance with the terms of the Transferred Contracts, the use by the AEG Subsidiaries of the exhibition designs, content, concepts, materials and other intellectual property created or developed by or owned or used by the AEG Subsidiaries in connection with the Future Projects will not infringe the right or, to the knowledge of the AEG Subsidiaries, claimed right of any other party with respect to any intellectual property rights. None of the AEG Subsidiaries has received any notice of or has any knowledge of any alleged or claimed infringement by any other party with respect to any of the Exhibition IP or the Future Projects IP. As used in this Agreement, the phrases “knowledge of AEG” means the actual knowledge of the officers, directors and managers of AEG and the “knowledge of AEG Subsidiaries” and similar expressions mean the actual knowledge of Mr. Rick Webking and the officers, directors and managers of the AEG Subsidiaries, and the knowledge that they would have after due and diligent inquiry into the applicable subject matter.

(b) Each of the AEG Subsidiaries has taken all reasonable steps to safeguard and maintain the secrecy and confidentiality of, or their respective proprietary rights in, all of the Exhibition IP and the Future Projects IP. The AEG Subsidiaries have obtained confidentiality agreements from all past and present independent contractors that created or developed the Exhibition IP and the Future Projects IP. To the knowledge of the AEG Subsidiaries, none of the independent contractors who have performed services for the AEG Subsidiaries has any right, title or interest in the Exhibition IP or the Future Projects IP that would prevent PEM or Newco from operating the Exhibitions after the Closing Date substantially as the Exhibitions have been operated prior to the Closing Date or from operating the Future Projects as currently contemplated to be operated. None of Mr. John Norman or any of the past or present executives or senior designers of AEG or the AEG Subsidiaries has any right, title or interest in the Exhibition IP or Future Projects IP that would prevent PEM or Newco from operating the Exhibitions after the Closing Date substantially as the Exhibitions have been operated prior to the Closing Date or from operating the Future Projects as currently contemplated to be operated, and, to the knowledge of the AEG Subsidiaries, none of such persons or the other past or present employees of AEG or the AEG Subsidiaries or any other person or entity (other than the AEG Subsidiaries) has any right, title or interest in the Exhibition IP or Future Projects.

(c) The Exhibition IP and the Transferred Contracts include all of the intellectual property rights reasonably necessary to operate the Exhibitions in the manner in which they are currently being operated.

5.11 Contracts; Leases.

(a) Schedule 5.11(a) contains a complete list of all Rights Agreements, Contributed Bookings Agreements, Sponsorship Agreements, Future Project Agreements, and any other agreements included in the Sold Assets and all amendments to such agreements (collectively, the “Transferred Contracts”). Except for contracts identified on Schedule 5.11(a), none of the AEG Subsidiaries is a party to or bound by any oral or written agreement that is necessary for the operation of the Business or the Exhibitions. The AEG Subsidiaries have delivered to PEM true and complete copies of all of the Transferred Contracts. The Transferred Contracts are in full force and effect. There has been no material breach or default by the AEG Subsidiaries, or to the knowledge of the AEG Subsidiaries, by the other parties to such Transferred Contracts, and no event has occurred or failed to occur which with the giving of notice, the passage of time or both, would constitute a material breach or default by any of the AEG Subsidiaries or, to the knowledge of the AEG Subsidiaries, by the other parties to such Transferred Contracts under any of the Transferred Contracts. To the knowledge of the AEG Subsidiaries, none of the Transferred Contracts is subject to any impending cancellation or breach that could result in a material loss or otherwise materially and adversely affect the Business, the Exhibitions or the Sold Assets. There are no material amounts owing by the AEG Subsidiaries under any of the Transferred Contracts that are past due. There are no oral amendments or waivers in effect with respect to any of the Transferred Contracts.

(b) AEG and the AEG Subsidiaries have good and valid leasehold estates in the real property leased pursuant to the Leases (the “Leased Real Property”). None of AEG or any of the AEG Subsidiaries has granted any, is a party to any agreement providing for, or is aware of any easements, conditions, reservations, covenants, restrictions, leases, subleases, rights, options or any other matters that would materially adversely affect the use of any of the Leased Real Property for the same purposes and uses as the Leased Real Property has been used by AEG and the AEG Subsidiaries. AEG and the AEG Subsidiaries have delivered to PEM true and complete copies of the Leases. The Leases are in full force and effect. There is no material default on the part of AEG or any of the AEG Subsidiaries, or to the knowledge of AEG or the AEG Subsidiaries, by the other party thereto, and no event has occurred or failed to occur which with the giving of notice, the passage of time, or both, would constitute a default by AEG or any of the AEG Subsidiaries or, to the knowledge of AEG or any of the AEG Subsidiaries, by the other party under either of the Leases. To the knowledge of AEG or the AEG Subsidiaries, neither of the Leases are subject to any impending cancellation or breach that will result in a material loss or otherwise materially and adversely affect the ability of PEM and Newco to use the Leased Real Property.

(c) Neither of the Norman Purchase Agreement nor the Norman Employment Agreement have been amended or modified. No further amounts are payable by AEG Exhibitions to any party under Section 2 of the Norman Purchase Agreement (including without limitation Section 2.1.4 thereof) or to Mr. Norman under Section 2.4 of the Norman Purchase Agreement or under any provision of the Norman Employment Agreement. The “Initial Term” of the Norman Employment Agreement expired as of December 31, 2011 under Section 2 of that agreement, and the term of the Norman Employment Agreement was not renewed or extended for any period of time thereafter. AEI has provided all notices and made all payments under Section 2 of the Norman Employment Agreement to cause the non-compete and anti-solicitation provisions in Section 9 of the Norman Employment Agreement to extend for the full period contemplated by such Section 9.

5.12 Licenses. All licenses, permits and authorizations granted and issued by any governmental entity and currently held by the AEG Subsidiaries with respect to the current operation of the Business and all applications of the AEG Subsidiaries pending before any governmental entity with respect to current operation of the Business or the Contributed Bookings are listed on Schedule 5.12 (the “Licenses”). Except set forth on Schedule 5.12, no license, permit or authorization is required for the operation of the Business or the Contributed Bookings. The Licenses are in full force and effect and are free and clear of any conditions that would limit the full operation of the Business as currently conducted.

5.13 Sufficiency of Assets. The Sold Assets constitute all of the assets and rights reasonably necessary to operate the Business in the manner in which it is currently being operated. Other than the contracting party to a Transferred Contract pursuant to the terms thereof, no person or entity other than the AEG Subsidiaries has any interest in any of the assets, properties or rights used or useful in the operation of the Business, except as set forth on Schedule 5.13.

5.14 Compliance with Laws. The operation of the AEG Subsidiaries and the Business is and at all times during the five (5) year period prior to the Closing Date has been in compliance with all applicable orders, laws, ordinances, codes, rules and regulations (“Applicable Law”). To the knowledge of the AEG Subsidiaries, no investigation is pending or threatened concerning any such matter and none of AEG or any of the AEG Subsidiaries has received any notices relating to the same. No notification is required to be provided to any of the employees of the AEG Subsidiaries under the WARN Act or any other Applicable Law in connection with the consummation of the transactions contemplated hereby.

5.15 Litigation and Claims. Except as set forth on Schedule 5.15, no litigation, suit, proceeding or claim is pending by or against the AEG Subsidiaries in connection with the operation of the Business or the Exhibitions or relating to the Sold Assets and, to the knowledge of the AEG Subsidiaries, no such litigation, suit, proceeding or claim has been asserted or threatened by or against the AEG Subsidiaries in connection with the operation of the Business or the Exhibitions or relating to the Sold Assets.

5.16 Prepayments and Deposits. Schedule 5.16 sets forth all prepaid expenses and other prepayments relating to the Business that have been paid by or to the AEG Subsidiaries relating to the Exhibitions.

5.17 No Finders. No finder or broker has acted on behalf of the AEG Subsidiaries in connection with the transactions contemplated by this Agreement.

5.18 Material Information. No representation or warranty set forth in this Section 5, or in any schedule referred to herein, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

6. Representations and Warranties by PEM and Newco. PEM and Newco hereby jointly and severally represent and warrant to the AEG Subsidiaries, as of the date of this Agreement and the Closing Date, as follows:

6.1 Organization and Power. Each of PEM and Newco is an entity duly organized and validly existing in good standing under the laws of its state of formation and has full power and authority to carry on its business as heretofore conducted. Each of PEM and Newco is qualified to do business in and is in good standing in all states of the United States of America and in such other jurisdictions where it is required to be so qualified.

6.2 Authorization. The board of directors or managers of each of PEM and Newco has approved the execution, delivery and performance of this Agreement. Each of PEM and Newco has full power, authority and legal right to execute and deliver this Agreement and the Other Documents to which it is a party and to perform their respective obligations under this Agreement and the Other Documents. Upon the execution and delivery by PEM and Newco, this Agreement and the Other Documents to which they are a party will constitute valid and binding obligations of them, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and, as to enforcement, to general principles of equity, whether such enforcement is considered in a proceeding at law or in equity.

6.3 No Conflicts. None of the execution, delivery and performance of this Agreement by PEM and Newco or the consummation by them of the transactions contemplated hereby will result in a violation of any Applicable Laws or conflict with any of the articles of formation, by-laws, operating agreement or other governing documents of any such entity. None of the execution, delivery and performance of this Agreement by PEM and Newco or the consummation by them of the transactions contemplated hereby will breach, violate or conflict with any agreement to which any of them are a party.

6.4 No Finders. No finder or broker has acted on behalf of either PEM or Newco in connection with the transactions contemplated by this Agreement, other than Berenson & Company, to which PEM and/or its affiliates will upon Closing owe an advisory fee in connection with the transactions contemplated by this Agreement.

7. Covenants of the Parties. The parties agree to comply with their respective covenants set forth in this Section 7.

7.1 Conduct of the AEG Subsidiaries Prior to the Closing Date. Between the date of this Agreement and the Closing Date, in connection with the Business, the AEG Subsidiaries shall: (a) operate in the usual and ordinary course of business in accordance with past practice and conduct the Business and the Exhibitions in all material respects in compliance with all Applicable Laws and perform its obligations in relation to the Rights Agreements, the Contributing Bookings Agreements and the other Transferred Contracts; (b) use, repair and, if necessary, replace their assets in a reasonable manner consistent with historical practice and maintain their assets in substantially their current condition, ordinary wear and tear excepted; (c) use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees, preserve their relationships with third parties having business relationships with them (which shall include an obligation to pay suppliers, taxes and other liabilities on a timely basis and consistent with past practice), and refrain from changing any of their material business policies; (d) maintain their present insurances in full force and effect, with policy limits and scope of coverage not less than is now provided by their present insurance; (e) maintain their books of account and records in the usual and ordinary manner and in accordance with U.S. GAAP; (f) not incur any material debts, obligations or liabilities (absolute, accrued, contingent or otherwise) that include obligations (monetary or otherwise) required to be performed after the Closing Date; (g) not sell, transfer, lease, mortgage, pledge or subject to any Encumbrance any of the Sold Assets; (h) not modify or extend any Rights Agreement, Contributed Bookings Agreement or any other Transferred Contract or enter into any contract that would have been a Transferred Contract had it been in existence on the date of this Agreement, except as may be reasonably required for the day-to-day operation of the Business and to the extent material, in conference with PEM or Newco; and (i) not enter into any agreement to do any of the things referred to in clauses (a) through (h) above.

7.2 Conditions; Consents.

(a) Except as otherwise agreed, each of the parties to this Agreement shall use commercially reasonable efforts to satisfy the conditions to Closing set forth in Sections 8 and 9 and obtain any other consents, transfers, authorizations or approvals required for the consummation of the transactions contemplated by this Agreement.

(b) Unless expressly waived by the parties in writing with specific reference to this Section 7.2(b), to the extent that the consent or approval of a third party required under any of the Transferred Contracts is not obtained on or prior to the Closing Date (the “Identified Contracts”), this Agreement shall not constitute an agreement to assign such Identified Contract, and the AEG Subsidiaries shall act during all applicable periods after the Closing Date as the agent of Newco in order to obtain for Newco all benefits under such Identified Contract, and Newco shall carry out all of the obligations of the AEG Subsidiaries under such Identified Contracts after the Closing Date on behalf of the AEG Subsidiaries. The parties shall cooperate in any other reasonable arrangement designed to obtain the benefits for Newco or to enable Newco to perform the obligations of the Identified Contracts. From and after the Closing Date, AEG, the AEG Subsidiaries, PEM and Newco shall cooperate in good faith in determining for which Transferred Contracts the consent or approval for assignment will be obtained and in obtaining any such consents and approvals. In the event that a required consent or approval under any of the Identified Contracts is obtained after the Closing Date, the AEG Subsidiaries shall promptly assign such Transferred Contract to Newco, and Newco shall assume such Transferred Contract, in an assignment and assumption agreement substantially the same as the assignment and assumption agreement executed by the parties at the Closing.

7.3 Advise PEM and Newco of Adverse Change. Between the date of this Agreement and the Closing Date, the AEG Subsidiaries shall promptly advise PEM and Newco of the occurrence of any material adverse change in the assets, liabilities, financial condition, and operations of the Business or the occurrence of any event or condition that will have a material adverse effect on the Business or the Exhibitions.

7.4 Access. Between the date of this Agreement and the Closing Date, upon reasonable notice, the AEG Subsidiaries shall provide PEM and Newco and their representatives access at mutually agreeable times to all assets, properties, equipment, books, accounts, records, contracts and documents of or related to and information regarding the Business, the Exhibitions and/or the Sold Assets and shall permit PEM and Newco and their representatives to perform, at their own expense, any audits, studies, assessments and other examinations as reasonably deemed appropriate by them.

7.5 Updating of Information. Between the date of this Agreement and the Closing Date, the AEG Subsidiaries shall promptly deliver to PEM and Newco, on a weekly basis or as otherwise is reasonably requested by PEM and Newco, information relating to the operation of the Business, including weekly financial reports and such other financial information that may be reasonably requested by PEM and Newco. After the Closing Date, PEM will cause Newco, on a monthly basis (within 20 days after the end of each applicable month), or as is reasonably requested by AEG, to report to AEG such information relating to Newco to enable AEG to account for the transaction on a continuing basis.

7.6 Employment Matters. Neither PEM nor Newco shall be obligated to hire any of the employees or consultants of the AEG Subsidiaries currently or previously engaged in running the Business or the Exhibitions. The AEG Subsidiaries acknowledge and agree that PEM and Newco may make offers of employment to hire any professionals or other staff employed or contracted by the AEG Subsidiaries directly involved in their respective exhibitions business for a period of 120 days following the Closing Date, and the AEG Subsidiaries shall reasonably cooperate with PEM and Newco to facilitate discussions with such individuals and promptly release any such individual from any applicable employment and/or non-compete provisions upon acceptance by such individual of an offer of employment with PEM or Newco. Notwithstanding the foregoing, the AEG Subsidiaries shall have no obligation to retain any professional or other staff employed or contracted by AEG or the AEG Subsidiaries beyond the Closing Date.

7.7 Rights Agreements; Rights Fees; Venues. From and after the Closing Date, AEG or the AEG Subsidiaries shall fund and pay when due, on behalf of PEM and Newco, under the Rights Agreements as they exist as of the Closing Date, and excluding any renewal or extension of such Rights Agreements, which shall be the sole responsibility of PEM or Newco, any minimum rights fees payable to the Rights Holders under the Rights Agreements (the “Rights Fees”), other than the rights fees payable with respect to the “Real Pirates” exhibition. The Rights Fees for periods after the Closing Date are estimated to be $3,264,000 in the aggregate, as set forth on Schedule 7.7. Such Rights Fees, to the extent paid, shall be added to the outstanding balance of the Note, in accordance with the terms and conditions of the Note. After the Closing Date, in the event that any of the parties to this Agreement receives a payment from any third party (such as a payment that would constitute revenue to be applied to Net Revenues or Direct Expenses under the Note) that should rightfully have been paid to another party under this Agreement, the party receiving such payment shall promptly pay such amount over to the party rightfully entitled to have received such payment. The parties agree that AEG and the AEG Subsidiaries will maintain in effect the insurance policy covering the “King Tut II” artifacts throughout the term of the applicable Rights Agreements and will pay the premium on such insurance policy when the same is due in May 2012, and Newco will reimburse AEG for the amount of such insurance payment in connection with the Seattle run of “King Tut II. The parties agree that AEG and the AEG Subsidiaries will maintain in effect the insurance policy covering the “Cleopatra” artifacts throughout the term of the applicable Rights Agreements and will pay the premiums on such insurance policy when the same become due, and Newco will promptly reimburse AEG for the amount of such insurance payments. With respect to the insurance policies currently maintained by AEG and/or the AEG Subsidiaries with respect to the other artifacts held by them and the tangible exhibitry included in the Sold Assets, after the Closing Date AEG and the AEG Subsidiaries will maintain such policies in place and pay the premiums on such policies until such time as Newco is able to obtain replacement policies of its own; Newco will reimburse AEG for the premium payments made by it or the AEG Subsidiaries during such time period, and Newco will use its commercially reasonable efforts to obtain such replacement policies as soon as practicable after the Closing Date. With respect to all of the insurance policies maintained by AEG and/or the AEG Subsidiaries after the Closing Date under this Section 7.7, AEG will cause PEM and Newco to be named as additional insured parties under each of the policies promptly after the Closing Date. Each of the reimbursements made by Newco to AEG under this Section 7.7 for the payment of insurance premiums shall be included as a “Direct Expense” under Section 5 of the Note for the applicable Exhibition.

7.8 Pending Bookings. From and after the Closing Date, PEM and Newco will use commercially reasonable efforts to memorialize the Pending Bookings in final binding agreements.

8. Conditions to Obligations of PEM and Newco. The obligations of PEM and Newco to consummate the Closing are subject to the satisfaction (or waiver by PEM and Newco) on or prior to the Closing Date of the following conditions:

8.1 Representations and Warranties True on Closing Date. The representations and warranties of AEG and the AEG Subsidiaries made in this Agreement shall be true and correct in all material respects as of the Closing Date, and PEM and Newco shall have received a certificate of an officer of AEG and the AEG Subsidiaries certifying the same.

8.2 Compliance with Agreement. AEG and the AEG Subsidiaries shall have performed and complied with all of their obligations under this Agreement that are to be performed or complied with by them on or prior to the Closing Date, and PEM and Newco shall have received a certificate of an officer of each of AEG and the AEG Subsidiaries certifying the same.

8.3 No Litigation. No litigation, proceeding, investigation or inquiry shall be pending against any of the parties to this Agreement that, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement or would materially adversely affect PEM and Newco’s right and ability to continue the operation of the Business after the Closing Date as contemplated by this Agreement and the Note.

8.4 Third-Party Consents. With respect to each Identified Contract, PEM or Newco shall have reasonably determined that the AEG Subsidiaries may act as the agent of Newco to provide Newco the full benefit of such Identified Contract as contemplated by Section 7.2.

8.5 No Material Adverse Change. There shall not have occurred any material adverse change in the Sold Assets, the Exhibitions or the assets, liabilities, financial condition, and operations of the Business.

8.6 Instruments of Transfer; Note; PEM Operating Agreement. Newco shall have received such bills of sale, assignment and assumption agreements, assignments of intellectual property rights and such other instruments of transfer as shall be necessary to transfer the Sold Assets to Newco, in each case in form and substance reasonably satisfactory to Newco. AEG shall have duly executed and delivered the Note. AEG shall have received the formation documents of Newco and PEM and delivered an executed copy of the operating agreement of PEM to be effective as of the Closing Date. The AEG Subsidiaries shall have made the capital contribution to PEM set forth in Section 1.2(i).

8.8 Due Diligence. As of the Closing Date, PEM and Newco shall have completed and be satisfied, in its reasonable discretion, (i) its due diligence investigation of the Sold Assets, including, without limitation, review of all agreements and other assets owned by the AEG Subsidiaries; and (ii) found the results of its due diligence investigation to be acceptable, within PEM and Newco’s sole discretion.

8.9 Asset Book Value. The Asset Book Value determined in accordance with Section 3(a) shall be reasonably acceptable to PEM and Newco.

8.10 Norman Purchase Agreement Notice. AEG Exhibitions shall have provided the written request contemplated by Section 4.14.3 of the Norman Purchase Agreement.

9. Conditions to Obligations of AEG and the AEG Subsidiaries. The obligations of AEG and the AEG Subsidiaries to consummate the Closing are subject to the satisfaction (or waiver by AEG and the AEG Subsidiaries) on or prior to the Closing Date of the following conditions:

9.1 Representations and Warranties True on Closing Date. The representations and warranties of PEM and Newco made in this Agreement shall be true and correct in all material respects as of the Closing Date, and AEG and the AEG Subsidiaries shall have received a certificate of an officer of each of PEM and Newco certifying the same.

9.2 Compliance with Agreement. PEM and Newco shall have performed and complied with all of their obligations under this Agreement that are to be performed or complied with by them on or prior to the Closing Date, and AEG and the AEG Subsidiaries shall have received a certificate of an officer of each of PEM and Newco certifying the same.

9.3 No Litigation. No litigation, proceeding, investigation or inquiry shall be pending or threatened against any of the parties to this Agreement that, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement.

9.4 Closing Deliveries. AEG and the AEG Subsidiaries shall have received a duly executed Note, an executed copy of the operating agreement of PEM to be effective as of the Closing Date, and a duly executed assignment and assumption agreement with respect to the Assumed Liabilities.

10. Further Assurances. The Parties shall, from time to time after the Closing Date, upon reasonable request, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further assignments and assurances as may be reasonably required to effectuate the transactions contemplated by this Agreement. On or after the Closing Date, if any further action is reasonably necessary to carry out the purposes of this Agreement to vest PEM or Newco with full title to the Sold Assets, the AEG Subsidiaries shall take all such reasonably necessary or appropriate action.

11. Allocation. The parties agree that the Purchase Consideration shall be allocated among the Sold Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended, within 120 days after the Closing Date. In making such allocation, the allocation set forth on Exhibit L hereto shall apply.

12. Taxes. The AEG Subsidiaries shall pay all sales, use and transfer taxes and conveyance fees, if any, applicable to the transfer of the Sold Assets and the other transactions contemplated by this Agreement. The AEG Subsidiaries shall pay all Applicable Taxes required to be paid by them relating to the operation of the Business and the Exhibitions prior to the Closing Date.

13. Survival of Representations and Warranties. The representations and warranties that are contained in this Agreement shall survive any investigation and/or inquiry made by or on behalf of the parties hereto after the Closing Date and for a period of twenty four (24) months from and after the Closing Date, except that the representations and warranties contained in Section 5.1 (Organization and Power), 5.2 (Authorization), 5.3 (No Conflicts), 5.4 (Consents), 5.8 (Taxes), 5.9 (Title to Assets), 5.17 (No Finders), 6.1 (Organization and Power), 6.2 (Authorization), 6.3 (No Conflicts) and 6.4 (No Finders) and any matter that is fraudulently or deliberately concealed by the party from whom indemnification is sought shall survive the Closing Date without limitation as to time.

14. Indemnification.

14.1 By AEG and the AEG Subsidiaries. AEG and the AEG Subsidiaries shall jointly and severally indemnify and hold harmless PEM, Newco, their officers, directors, managers, employees, owners, agents, affiliates, successors and assigns (each, an “Indemnified Purchaser Party”), from and against any loss, diminution in value, cost, liability, damage or expense (including without limitation costs and expenses of litigation and, to the extent not prohibited by law, reasonable attorney’s fees) (all of which are referred to as “Losses”) incurred by any of the Indemnified Purchaser Parties by reason of, resulting from, or arising out of (a) any breach of any of the representations or warranties of AEG or the AEG Subsidiaries contained in this Agreement, (b) the breach by AEG or any of the AEG Subsidiaries of any of their covenants or agreements contained in this Agreement or any of the Other Documents, (c) the operation of the Business or the Exhibitions on or prior to the Closing Date, (d) the assertion of any Retained Liability against any of the Indemnified Purchaser Parties, (e) the failure to obtain any required consent, transfer, authorization or approval required under any of the Identified Contracts in connection with the transactions contemplated hereby, AEG and/or the AEG Subsidiaries’ acting as agent for the benefit of Newco under such Identified Contracts as provided under Section 7.2(b), or the failure of Newco to have the benefit of any such Identified Contracts at any time after the Closing Date, (f) any claim under the existing terms of any of the sponsorship agreements included on Schedule 5.11(a) relating to the failure at any time to deliver a minimum number or specific category of exhibitions, including without limitation the failure to deliver the “mobile bus exhibition” under the Wal-mart sponsorship agreement, or (g) the existence of, or the assertion or attempted assertion of any rights by any party pursuant to, any security interest that may have been granted under Section 2.3 of the Norman Purchase Agreement.

14.2 By PEM and Newco. PEM and Newco shall jointly and severally indemnify and hold harmless AEG, the AEG Subsidiaries, their officers, directors, managers, employees, owners, agents, affiliates, successors and assigns (each, an “Indemnified Seller Party”), from and against any Losses incurred by any of the Indemnified Seller Parties by reason of, resulting from, or arising out of (a) any breach of any of the representations or warranties of PEM or Newco contained in this Agreement, (b) the breach by PEM or Newco of any of their covenants or agreements contained in this Agreement or any of the Other Documents, (c) the operation of the Business, the Exhibitions and the Sold Assets after the Closing Date (except for any Losses arising from the failure of AEG or the AEG Subsidiaries to obtain any necessary consents to assignments under the Identified Contracts, or the negligence or acts of misconduct of and by AEG or any of the AEG Subsidiaries), or (d) the assertion of any Assumed Liability against any of the Indemnified Seller Parties. If after the Closing Date an Indemnified Seller Party incurs any Losses that would be recoverable by the Indemnified Seller Party under the indemnification provisions of the Norman Purchase Agreement, but such recovery is not available due to the assignment of such agreement to Newco in connection with the Closing, Newco agrees that it shall act as the agent of the applicable Indemnified Seller Party, to the extent permissible under applicable law and to the extent any costs and expenses incurred by Newco in acting as such agent are paid by the Indemnified Seller Party as they are incurred, in order to obtain for the Indemnified Seller Party the benefit of the applicable indemnification provisions under the Norman Purchase Agreement; provided that Newco shall have no liability to an Indemnified Seller Party under this sentence unless and only to the extent actual recovery of payment is made from the applicable party under the Norman Purchase Agreement.

14.3 Defense of Claims. If any third party shall notify any Indemnified Buyer Party or Indemnified Seller Party, as the case may be (an “Indemnitee”) with respect to any matter which may give rise to a claim for indemnification against an indemnifying party under this Section 14 (an “Indemnitor”), then the Indemnitee shall, if a claim is to be made against an Indemnitor under this Section 14, promptly notify the Indemnitor thereof in writing and thereafter deliver to the Indemnitor copies of all notice and documents (including court papers) received by the Indemnitee with respect to such third-party claim. Upon receipt by an Indemnitor of a notice from any Indemnitee, with respect to any claim of a third party against Indemnitee, without assuming or acknowledging liability, Indemnitor may assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor does not elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitor. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to so obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee’s right to indemnification, Indemnitor shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense, and Indemnitee shall have control over the litigation and authority to resolve such claim subject to this Section 14.3.

15. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time on or prior to the Closing Date:

(a) By the mutual written consent of PEM, Newco, AEG and the AEG Subsidiaries;

(b) By PEM and Newco (i) if any of the conditions set forth in Section 8 of this Agreement have become incapable of fulfillment on or before the Closing Date, (ii) PEM and Newco have given AEG and the AEG Subsidiaries ten days notice of such matter, (iii) AEG and the AEG Subsidiaries have failed to cure or cause to be cured such matter within such ten days, and (iv) PEM and Newco are not otherwise in material breach under this Agreement;

(c) By AEG and the AEG Subsidiaries (i) if any of the conditions set forth in Section 9 of this Agreement have become incapable of fulfillment on or before the Closing Date, (ii) AEG and the AEG Subsidiaries have given PEM and Newco ten days notice of such matter, (iii) PEM and Newco have failed to cure or cause to be cured such matter within such ten days, and (iv) AEG and the AEG Subsidiaries are not otherwise in material breach under this Agreement; or

(d) By PEM and Newco, on the one hand, or AEG and the AEG Subsidiaries, on the other hand, if the Closing has not occurred on or before May 31, 2012 (and the terminating party is not otherwise in material breach under this Agreement).

If this Agreement is terminated in a manner permitted by subsections (a)-(d) of this Section 15, this Agreement shall become void and of no further force and effect, and none of the parties hereto shall have any liability to the other parties in respect of such termination of this Agreement.

16. Change of Name; Non-Competition.

(a) After the Closing Date, none of AEG, the AEG Subsidiaries or any of their affiliates shall use the name “AEI,” “Arts and Exhibitions International” or any imitations thereof (the “Prohibited Names”); none of AEG, the AEG Subsidiaries or any of their affiliates shall establish any business entity that has a name including any of the Prohibited Names; and no existing subsidiary of any of AEG, the AEG Subsidiaries or any of their affiliates shall maintain or change its name to include any or all of the Prohibited Names.

(b) During the period commencing on the Closing Date and ending on the Maturity Date (regardless of whether the Note is paid in full on or prior to such date), none of AEG or any of the AEG Subsidiaries shall, directly or indirectly, engage or participate in or finance, as principal, agent, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is engaged in the exhibition business as currently conducted by the AEG Subsidiaries and PEM. Notwithstanding the foregoing, the ownership of not more than five percent (5%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, assuming AEG’s or an AEG Subsidiary’s involvement with any such company is solely that of a passive security holder, shall not constitute a violation of the immediately preceding sentence.

(c) Except as set forth in paragraphs (a) and (b) above, nothing contained in this Agreement shall be deemed to prohibit, limit or restrict PEM, Newco, AEG or the AEG Subsidiaries from developing, producing and exploiting any new exhibition or other entertainment property on its own or with a third party.

(d) After the Closing, Newco may change its name to a name including the words “Arts and Exhibitions International” and shall be permitted to use this name and/or “AEI” at any time thereafter.

17. Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses and costs (including without limitation the fees, disbursements and expenses of its attorneys, accountants and consultants) incurred by it in negotiating, preparing, closing and carrying out the transactions contemplated by this Agreement, except as specifically set forth in this Agreement or the Note.

18. Notices. Any notice, request or instruction to be given hereunder by any party to another party shall be deemed to have been given (a) when it is delivered or (b) the next business day after it is sent by recognized overnight courier, addressed as follows:

if to PEM and/or Newco:

Premier Exhibition Management, LLC

c/o Premier Exhibitions, Inc.

3340 Peachtree Road, N.E., Suite 900

Atlanta, Georgia 30326

Attn: Chief Executive Officer

if to AEG and/or the AEG Subsidiaries:

Attn: General Counsel

AEG Live LLC

5750 Wilshire Boulevard, 5th floor

Los Angeles, California 90036

or to such other addresses as may be designated by written notice to the other parties.

19. Public Announcements and Releases. None of the parties hereto shall make any press release or other public disclosure, either written or oral, of the transactions contemplated by this Agreement without first obtaining the consent of the other parties hereto, except as may be required by Applicable Law or the rules of any exchange on which such party is listed.

20. Governing Law/Dispute Resolution. The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provision to the contrary. In the event of a dispute regarding this Agreement, the Note or any of the transactions contemplated hereby and thereby, the parties shall in good faith use commercially reasonable efforts to resolve the dispute on an amicable basis. All negotiations pursuant to this Section 20 shall be confidential, privileged and inadmissible in any arbitration or legal proceeding and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence. If the dispute is not resolved on that basis within thirty (30) days, any party hereto may refer the dispute for resolution by one arbitrator in a binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules. The arbitrator shall be mutually acceptable to both parties and shall be an attorney experienced in corporate and contract law. Any such arbitration will take place in Dallas, Texas. The decision of the arbitrator shall be final and binding on the parties subject to the dispute, and the arbitrator shall be required to provide in writing to the parties the basis for its award or order. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, transcripts and other costs related to such claims. A party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite any such action, the parties shall continue to participate in good faith in the procedures set forth in this Section 20. All applicable statutes of limitation shall be tolled during the pendency of any arbitration hereunder, and the parties agree to take such action, if any, required to effectuate such tolling. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. Any court of competent jurisdiction may confirm, or enter a judgment upon, any arbitration award issued pursuant to this Section 20, and the parties hereby consent thereto.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

22. Schedules; Headings. The schedules and exhibits attached to this Agreement are hereby made a part of this Agreement as if set forth in full herein. The headings in this Agreement are included for convenience of reference only and shall have no effect on the interpretation of any of the provisions hereof.

23. Entire Agreement. This Agreement and, if the Closing occurs, the Note and the Other Documents contain the entire agreement among the parties hereto with respect to the subject matters hereof and thereof and supersede all prior negotiations, discussions, agreements, letters of intent and understandings, written or oral, relating to such subject matters.

24. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that none of the parties may assign their rights under this Agreement without the prior written consent of the other parties hereto.

25. Severability. If any provision of this Agreement is held to be unenforceable, invalid or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable under Applicable Law, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

[signature page follows on the next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

By: /s/ F. W. Webking, Jr.

Name: F. W. Webking, Jr.

Title: Senior Vice President and Chief Financial Officer

ARTS AND EXHIBITIONS INTERNATIONAL, LLC

By: /s/ F. W. Webking, Jr.

Name: F. W. Webking, Jr.

Title: Treasurer

AEG EXHIBITIONS LLC

By: /s/ F. W. Webking, Jr.

Name: F. W. Webking, Jr.

Title: Treasurer

PREMIER EXHIBITION MANAGEMENT, LLC

By: /s/ Samuel S. Weiser

Name: Samuel S. Weiser

Title: President

PEM NEWCO LLC

By: /s/ Samuel S. Weiser

Name: Samuel S. Weiser

Title: President

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